Exhibit 10.7

SEMPRA ENERGY
ANNUAL INCENTIVE PLAN

Sempra Energy
Annual Incentive Plan
I.PURPOSE
Sempra Energy has established the Sempra Energy Annual Incentive Plan (the “Plan”) to aid it in attracting, retaining, motivating and rewarding highly qualified employees for it and its subsidiaries (collectively the “Company”) by providing for a bonus program that will serve as an incentive to foster a culture of performance and ownership, promote employee accountability and to align the interests of such employees who participate in the Plan with the interests of the Company and Sempra Energy’s shareholders.
II.    EFFECTIVE DATE; TERM
The Plan is effective for periods on and after January 1, 2018 and shall remain in effect until such time as it shall be terminated by the Board of Directors (the “Board of Directors”) of Sempra Energy or any successor thereto.
III.    ELIGIBILITY AND PARTICIPATION
A.    Eligibility to participate in the Plan is limited to salaried employees of the Company (“Eligible Employees”). The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall select the Eligible Employees who shall participate in the Plan for a calendar year or other applicable period (“Performance Period”) and, upon such selection, an Eligible Employee shall become a “Participant” in the Plan for the Performance Period. Participants shall include (in addition to any other Eligible Employees selected to participate by the Compensation Committee) each “officer”, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, of Sempra Energy, unless the Compensation Committee expressly determines otherwise for a particular Performance Period. Unless otherwise specified by the Compensation Committee, the Performance Period shall be the calendar year.
B.    Participants in the Plan for a Performance Period are eligible to earn a Bonus for the Performance Period. A Participant’s “Bonus” for a Performance Period means the amount of the annual bonus for the Performance Year payable to a Participant, as determined by the Compensation Committee in accordance with the Bonus Formula (described in Article IV) for the Performance Period.
IV.    ESTABLISHMENT OF BONUS FORMULA
A.    The Compensation Committee shall establish the methodology to be used to calculate the Bonus for each Participant for the Performance Period (the “Bonus Formula”). The Bonus Formula for a Performance Period shall include one or more performance measures as the Compensation Committee shall in its sole discretion establish including, without limitation, financial, strategic, individual, and operational measures. Application of the Bonus Formula in the calculation of any Bonus shall be subject to the terms and conditions of the Plan and the discretion of the Compensation Committee. The Compensation Committee, in its sole discretion, at any time and from time to time, is authorized to make adjustments in the terms and conditions, including applicable performance measures, of the Bonus Formula. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may forego using this Plan during any Performance Period by not establishing a Bonus Formula for that Performance Period.

B.    For each Performance Period, the Compensation Committee shall designate, for each Participant, such Participant’s Target Bonus Opportunity and Maximum Bonus Opportunity. A Participant’s “Target Bonus Opportunity” for a Performance Period means a percentage of a Participant’s base salary (which includes cash payments made during a Performance Period in lieu of a salary increase) or other amount as determined by the Compensation Committee and a Participant’s “Maximum Bonus Opportunity” for a Performance Period means 200% of the Target Bonus Opportunity for that Performance Period. All amounts shall be denominated in U.S. currency unless the Compensation Committee determines otherwise for a particular Participant for a particular Performance Period. A Target Bonus Opportunity constitutes only a conditional right to receive a Bonus and does not guarantee receipt of a Bonus or any level of Bonus based on satisfaction of the Bonus Formula or otherwise. Notwithstanding any other provision of the Plan or the applicable Bonus Formula for any Performance Year to the contrary, the Compensation Committee may, in its sole discretion, adjust, amend or cancel any Participant’s Target Bonus Opportunity for any Performance Period.
C.    Determinations by the Compensation Committee regarding the Bonus Formula and Participants’ Target Bonus Opportunities for the Performance Period shall be recorded in such form as the Compensation Committee may determine.
V.    DETERMINATION OF BONUS
A.    Following the end of the Performance Period (but in no event more than 2-1/2 months following the end of the Performance Period), the Compensation Committee shall determine the amount of the Bonus payable to each Participant based on satisfaction of the Bonus Formula and such other criteria determined appropriate by the Compensation Committee in its sole discretion.
B.    Without limiting the generality of paragraph A., the Compensation Committee may increase or decrease the amount of any Participant’s Bonus as determined pursuant to the Bonus Formula, may establish, rescind, waive or amend conditions and terms of payment of Bonuses, including but not limited to the achievement of other financial, strategic, individual, operational or other performance measures (which may be objective or subjective), as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. In determining the amount of any Bonus payable to any Participant, the Compensation Committee may give consideration to the contribution that may be or has been made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant.
C.    Except in the case of death, disability or Retirement (as defined below), the payment of a Bonus to a Participant with respect to a Performance Period shall be conditioned upon the Participant’s employment by the Company on the last day of the Performance Period; provided, however, that in the sole discretion of the Compensation Committee, Bonuses may be paid to Participants who have terminated employment prior to the last day of the Performance Period, including by reason of termination by the Company without Cause (as defined below), subject to the other terms and conditions of the Plan. Upon a Participant’s termination of employment prior to the last day of the Performance Period as a result of death, disability or Retirement (other than retirement in lieu of termination for Cause), a Participant shall be entitled to receive a prorated portion of his or her Bonus for the Performance Period, which amount can be adjusted in the sole discretion of the Compensation Committee. For purposes of this Plan, (i) “Cause” shall have the same meaning as set forth in the Sempra Energy 2013 Long-Term Incentive Plan or any successor long-term incentive plan thereto and (ii) “Retirement” means a Participant’s termination of employment at age 55 or older with five years or more of continuous service with the Company.

VI.    PAYMENT OF AWARDS
A.    All Bonuses will be payable in cash. A Participant may be eligible to elect to defer all or a portion of any Bonus payable under the Plan under the terms of a nonqualified deferred compensation plan maintained by the Company; provided, however, that any such deferral shall be subject to the terms and conditions of such nonqualified deferred compensation plan.
B.    All Bonuses payable for a Performance Year shall be paid within 2-1/2 months following the last day of the Performance Period (unless otherwise deferred in accordance with the terms of the Plan or a deferred compensation plan maintained by the Company).
C.    Bonuses shall be subject to any then-applicable policy of the Company relating to forfeiture or recoupment of incentive awards to employees.
VII.    SPECIAL AWARDS AND OTHER PLANS
Nothing contained in the Plan shall prohibit the Company from granting awards or bonuses, or other compensation, or authorizing other compensation, to any person under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).
VIII.    ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN
A.    The Compensation Committee shall administer the Plan. The Compensation Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.
B.    The Board of Directors shall have the right to amend the Plan from time to time or to terminate it entirely. The Compensation Committee may direct the discontinuance of the grant of Target Bonus Opportunities or Bonuses temporarily.
C.    Any decision made, or action taken, by the Compensation Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby. Determinations by the Compensation Committee under this Plan need not be uniform and may be selectively applied among Participants.
IX.    RIGHTS OF PLAN PARTICIPANTS
A.    Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.
B.    No Participant or any other person shall have any legal or equitable rights, claim or interest in any specific property or assets of the Company by reason of this Plan or being a Participant hereunder. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of any amounts payable under the Plan.
C.    No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.
X.    MISCELLANEOUS
A.    The Company shall deduct all federal, state and local taxes required by law or Company policy from any Bonus payable hereunder.
B.    In no event shall the Company be obligated to pay to any Participant a Bonus for any period by reason of the Company’s payment of a Bonus or any other amount to such Participant in any other period, or by reason of the Company’s payment of a Bonus or any other amount to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Compensation Committee.
C.    The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amount payable under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.
D.    Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
E.    The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).
XI.    SECTION 409A
It is the intent of the Company that all Bonuses under the Plan be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”). The provisions of the Plan shall be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends that the Plan be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Compensation Committee represents or warrants that the Plan will comply with Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company, its subsidiaries nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant might owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes or penalties pursuant to Section 409A.